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FILED # C21809-96

JAN 1 2 2001

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

ARTICLES AND PLAN OF MERGER

OF

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

AND

INNOVATIVE COMMUNICATIONS TECHNOLOGIES, INC.

To the Secretary of State
State of Nevada

Pursuant to the provisions of Chapter 92A, Nevada Revised Statutes, the domestic corporation and the foreign corporation herein named do hereby submit the following Articles of Merger.

1. The following is the Plan of Merger for merging Innovative Communications Technologies, Inc., a Washington corporation ("ICT Washington"), with and into Innovative Communications Technologies, Inc., a Nevada corporation ("ICT Nevada"):

> "1. Innovative Communications Technologies, Inc, which is a business corporation of the State of Nevada. ("ICT Nevada") and is the parent corporation and the owner of all of the outstanding shares of Innovative Communications Technologies, Inc., which is a business corporation of the State of Washington ("ICT Washington") and the subsidiary corporation, hereby merges ICT Washington into ICT Nevada pursuant to the provisions of Chapter 92A, Nevada Revised Statutes and pursuant to the provisions of the laws of the jurisdiction of organization of ICT Washington.
>
> 2. The jurisdiction of organization of ICT Washington is the State of Washington. The jurisdiction of organization of ICT Nevada is the State of Nevada.
>
> 3. The separate existence of ICT Washington shall cease at the effective time of the merger pursuant to the provisions of Chapter 92A, Nevada Revised Statutes and pursuant to the provisions of the laws of the jurisdiction of its organization; and ICT Nevada shall continue its existence as the surviving corporation pursuant to the provisions of Chapter 92A, Nevada Revised Statutes.
>
> 4. The issued shares of ICT Washington shall not be converted in

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any manner, but each said share which is issued as of the effective time of the merger shall be surrendered and extinguished.

5. The Board of Directors and the proper officers of ICT Nevada are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for."

2. The said Plan of Merger has been adopted by the Board of Directors of ICT Washington and of ICT Nevada. ICT Nevada is the owner of all of the outstanding shares of ICT Washington. Approval by the stockholders of ICT Nevada was not required.

3. The merger of ICT Washington with and into ICT Nevada is permitted by the laws of the jurisdiction of organization of ICT Washington and has been authorized in compliance with said laws.

4. ICT Nevada, as the owner of all of the outstanding shares of ICT Washington, has waived the requirement of mailing a copy of the Plan of Merger to itself.

Signed on December 27, 2000

Innovative Communications Technologies, Inc.,
A Washington corporation

By: ____________________
Name: Barry Henthorn
Title: President

Innovative Communications Technologies, Inc.
A Nevada Corporation

____
Barry Henthorn, President

____
Leslea McLean, Secretary